CENTURA FUNDS, INC.

                                 Distribution Plan Supplement

                                   Centura Money Market Fund

                                     _______________, 1998


     WHEREAS, Centura Funds, Inc. (the "Company") is an open-end investment company organized as a Maryland corporation and consists of one or more separate investment portfolios, as may be established and designated by the Directors from time to time;

     WHEREAS, a separate series of shares of common stock of the Company is offered to investors with respect to each investment portfolio; and

     WHEREAS, each investment portfolio offers one or more classes of shares;

        WHEREAS, the Company has adopted a Master Distribution Plan ("Plan") which provides that it shall pertain to such investment portfolios and classes of shares as shall be designated from time to time by the Directors of the Company in any Supplement to the Plan; and

        WHEREAS, Centura Money Market Fund (the "Fund") is a separate investment portfolio of the Company and offers two classes of shares ("Classes"):

        NOW, THEREFORE, the Directors of the Company hereby take the following actions, subject to the conditions set forth:

                      1.As  provided  in  paragraph  1 of the Plan,  the Company hereby adopts the Plan on behalf of the Fund and its Class A shares, the terms and conditions of such Plan being hereby incorporated herein by reference;

                      2.The terms  "Fund" or "Funds" and "Class" or "Classes" as used in the Plan shall refer to the Fund and its Classes, respectively; and

                      3.As  provided in paragraph 2 of the Plan,  reimbursements by the Fund with respect to its Class A shares shall be subject to the following annual limits: 0.50% of the average daily net assets attributable to Class A shares; provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.


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